Exhibit 99.1

CAI International, Inc. Announces New Appointments to the Board of Directors and the Retirement of a Director

SAN FRANCISCO--(BUSINESS WIRE)--April 5, 2018--CAI International, Inc. (CAI or the Company) (NYSE:CAI), one of the world’s leading transportation finance and logistics companies, today announced that the Board of Directors has appointed Mr. Andrew S. Ogawa and Mr. John H. Williford to the Board of Directors of CAI, effective immediately. Mr. Ogawa has also been appointed to serve on the Company’s Nominating and Corporate Governance Committee. Mr. Williford has also been appointed to the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees. The Company also announced today that Mr. Marvin Dennis, a director of CAI, has declared his intention to retire from the Board of Directors at the end of his current term, which occurs at the upcoming Annual Meeting of Stockholders to be held on June 1, 2018.

Mr. Ogawa co-founded and is a Managing Partner in Quest Venture Partners, an investment management company focused on early stage investments in the technology industry. Prior to founding Quest Venture Partners in 2008, Mr. Ogawa was a Manager for Daimler AG, an international automotive company, involved in various capacities related to corporate strategy and procurement. He holds dual BAs in Economics and East Asian Studies from the University of California at Santa Barbara, as well as an MBA in International Management from Thunderbird, American Graduate School of International Management. He currently serves as a Member of the Board of Directors for Tripping Inc. and GameOn Inc.

Mr. Williford served as the President, Global Supply Chain Solutions of Ryder System, Inc. from 2008 to 2015. He is also the founder of Golden Gate Logistics, LLC and served as its President and CEO from 2006 to 2008. Prior to forming Golden Gate Logistics, LLC, Mr. Williford founded Menlo Logistics, a logistics services provider, where he served as President and CEO from 1992 to 2001. Mr. Williford also served as President and CEO of Menlo Worldwide from 2001 to 2005, a group which included Menlo Logistics and Menlo Forwarding (formerly Emory Worldwide), a global air and ocean freight forwarder. Mr. Williford earned a bachelor’s degree from Hamilton College and an MBA from the University of California at Berkeley. He has served on the Board of Advisors for the Haas Business School at UC Berkeley, the Board of Directors for the National Association of Manufacturers, and on the Transportation Advisory Board for the National Defense Transportation Association.

David Remington, CAI’s Chairman of the Board, commented, “I am pleased to have Mr. Ogawa and Mr. Williford as directors of CAI. Each of them has extensive business experience in the transportation and logistics fields. I believe their careers show that they have the judgment and experience that will serve CAI and its shareholders in guiding the Company to grow its business and shareholder value. At the same time, I would like to thank Mr. Dennis for his 11 years of service to the Board of Directors that commenced on the date the Company completed its initial public offering. Mr. Dennis’s consulting background and executive management experience as the CFO and co-founder of Trans Ocean Ltd, a container leasing company, provided CAI with valuable ongoing strategic advice and counsel. We wish him well in his retirement from the Board at the end of his term.”

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of December 31, 2017, CAI operated a worldwide fleet of approximately 1.3 million CEUs of containers and owned a fleet of 7,172 railcars that it leases within North America. CAI operates through 23 offices located in 14 countries including the United States.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com